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                              ATLANTIC REALTY TRUST
                                747 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 355-1255


                              FOR IMMEDIATE RELEASE



ATLANTIC REALTY TRUST SHAREHOLDERS APPROVE MERGER AGREEMENT WITH KIMCO REALTY CORPORATION

NEW YORK, NY, March 30, 2006 - Atlantic Realty Trust (the "Trust"), a real estate investment trust which is included for quotation on the Nasdaq National Market (ATLRS) today announced that its shareholders have voted to approve the Agreement and Plan of Merger dated as of December 1, 2005 entered into by the Trust, Kimco Realty Corporation and SI 1339, Inc., a wholly-owned subsidiary of Kimco Realty Corporation and the transactions contemplated thereby. The parties have fixed tomorrow, March 31, 2006, as the closing date for the transactions contemplated by the Agreement and Plan of Merger. If the consummation of the merger occurs tomorrow, each share of beneficial interest in Atlantic Realty Trust will be entitled to receive approximately 0.5680 shares of Kimco common stock. As a result of the completion of the merger, Atlantic Realty Trust shares will no longer be listed on the Nasdaq National Market.

ABOUT ATLANTIC REALTY

Atlantic Realty Trust is a Maryland real estate investment trust formed for the purpose of liquidating its interests in real properties, its mortgage loan portfolio and certain other assets and liabilities which were transferred to Atlantic Realty from Ramco-Gershenson Properties Trust. The Trust owns one retail property, the Hylan Plaza Shopping Center, located in Staten Island, New York


FORWARD LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding the transaction between Kimco and Atlantic Realty Trust. Such statements reflect management's best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation: (1) the possibility that the transaction is never consummated and
(2) other factors described in Kimco's and Atlantic Realty Trust's recent filings with the Securities and Exchange Commission. Those factors or others could result, for example, in delay or termination of the transaction discussed above. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, Kimco and Atlantic Realty disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.